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                                                                    EXHIBIT 23.2

                       CONSENT OF INDEPENDENT ACCOUNTANTS



 We consent to the incorporation by reference in the registration statements of International Microcomputer Software, Inc. and Subsidiaries on Form S-3 (File No. 33-69206 and 33-80394) and Form S-8 (File No. 33-67208, 33-52480 and
33-71872) of our report dated August 28, 1995, except for note 10 for which the date is September 21, 1995, on our audits of the consolidated financial statements and financial statement schedule of International Microcomputer Software, Inc. and Subsidiaries as of June 30, 1995, and for the years ended June 30, 1995 and 1994, which report is included in this Annual Report on Form 10-K.


/s/ COOPERS & LYBRAND L.L.P.
- -------------------------------

Coopers & Lybrand L. L. P.
San Francisco, California
 September 26, 1996


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